Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-256595

FINAL TERM SHEET
Dated May 1, 2023

THE HERSHEY COMPANY
$350,000,000 4.250% NOTES DUE MAY 4, 2028
$400,000,000 4.500% NOTES DUE MAY 4, 2033

Name of Issuer:	The Hershey Company

Title of Securities:	4.250% Notes due May 4, 2028 (the “2028 Notes”) 4.500% Notes due May 4, 2033 (the “2033 Notes” and, together with the 2028 Notes, the “Notes”)

Aggregate Principal Amount:	2028 Notes: $350,000,000 2033 Notes: $400,000,000

Issue Price (Price to Public):	2028 Notes: 99.857% of principal amount 2033 Notes: 99.801% of principal amount

Maturity Date:	2028 Notes: May 4, 2028 2033 Notes: May 4, 2033

Coupon (Interest Rate):	2028 Notes: 4.250% 2033 Notes: 4.500%

Benchmark Treasury:	2028 Notes: UST 3.500% due April 30, 2028 2033 Notes: UST 3.500% due February 15, 2033

Spread to Benchmark Treasury:	2028 Notes: T+67 basis points (0.67%) 2033 Notes: T+97 basis points (0.97%)

Benchmark Treasury Price and Yield:	2028 Notes: 99-15¾; 3.612% 2033 Notes: 99-17+; 3.555%

Yield to Maturity:	2028 Notes: 4.282% 2033 Notes: 4.525%

Interest Payment Dates:	May 4 and November 4 of each year, commencing on November 4, 2023

Interest Payment Record Dates:	April 19 and October 20 of each year, commencing on October 20, 2023

Redemption Provisions:
2028 Notes: Prior to April 4, 2028 (the “2028 Par Call Date”), we may redeem the 2028 Notes in whole or in part at any time and from time to time at our option at a redemption price equal to the sum of (1) the principal amount of the 2028 Notes being redeemed plus accrued and unpaid interest up to but excluding the redemption date and (2) the applicable make-whole premium (Treasury plus 12.5 basis points).

At any time on or after the 2028 Par Call Date, we may redeem the 2028 Notes in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, up to but excluding the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

2033 Notes: Prior to February 4, 2033 (the “2033 Par Call Date”), we may redeem the 2033 Notes in whole or in part at any time and from time to time at our option at a redemption price equal to the sum of (1) the principal amount of the 2033 Notes being redeemed plus accrued and unpaid interest up to but excluding the redemption date and (2) the applicable make-whole premium (Treasury plus 15 basis points).

At any time on or after the 2033 Par Call Date, we may redeem the 2033 Notes in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, up to but excluding the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Denominations:	$2,000 or integral multiples of $1,000 in excess thereof

Legal Format:	Registration Statement No. 333-256595

Net Proceeds to The Hershey Company (before expenses):	$745,678,500

Settlement Date*:	T+3 days; May 4, 2023

Joint Book-Running Managers:	BofA Securities, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC RBC Capital Markets, LLC U.S. Bancorp Investments, Inc.

Co-Managers:	Academy Securities Inc. Banco Bradesco BBI S.A. CIBC World Markets Corp. Loop Capital Markets LLC

CUSIP:	2028 Notes: 427866BH0 2033 Notes: 427866BJ6

ISIN:	2028 Notes: US427866BH08 2033 Notes: US427866BJ63

Ratings**:	A1 (Stable) / A (Stable) (Moody’s / S&P)

The offer and sale of the Securities to which this final term sheet relates have been registered by The Hershey Company by means of a registration statement on Form S-3 (SEC File No. 333-256595).

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll free at (800) 294-1322, Citigroup Global Markets Inc. toll free at (800) 831-9146, J.P. Morgan Securities LLC collect at (212) 834-4533 or RBC Capital Markets, LLC toll free at (866) 375-6829.

*Note: Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade the Notes on the trade date will be required, by virtue of the fact that the Notes initially will not settle in T+2, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

**Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.